Oil Reserve Estimate Crow Tribal 3-11-22

Blue Water Heavy Oil Project Crow Reservation, Montana

Prepared for
Blue Water Petroleum Corp.

By

David A. Lopez, Ph.D.
Consulting Geologist
AAPG Certified Petroleum Geologist #4210
Billings, MT
August 20, 2013

Qualifications—Dr. David A. Lopez

- Education:
  - University of Colorado, B. A., (Geology), 1973
  - University of New Mexico, M. S., (Geology), 1975
  - Colorado School of Mines, Ph. D., (Geology), 1981

- American Association of Petroleum Geologists (AAPG) Certified Petroleum Geologist #4210.

- I have 36 years of experience as a professional geologist; 29 years in oil and gas exploration and research.

- I am a member of the following professional organizations
  - American Association of Petroleum Geologists
  - Geological Society of America (Fellow)
  - Montana Geological Society

Respectfully Submitted,

Dr. David A. Lopez

Executive Summary

Reserve potential for the 3-11-22 Crow Tribal well was calculated by log evaluation.

Based on the simplified assumption that the pay zone will remain relatively constant over a 10 acre area, the total oil in place is estimated to be about 900,000 barrels of oil per 10 acres. No attempt was made to evaluate the quality or gravity of the oil in place. No information was available for an expected recovery factor; the estimate is therefore of total oil in place.

Evaluation Description

In the above referenced well, the top of the Tensleep Sandstone occurs at a depth of 744 ft as identified on the Resistivity and Porosity logs provided. Three excellent pay intervals were encountered between depths of 744 to 807 ft. Resistivity in these zones range from 200 ohms with peaks of almost 1500 ohms. Sample descriptions and oil on the pits during drilling indicate live oil saturation. Average porosity from Density/Neutron logs (2.65 sandstone matrix density) in the pay zones ranges from about 19% to a high of about 30%. Water sampled from one of the nearby wells has a measured R_w of 2.47 ohms. Water saturation (S_w) was calculated for individual pay zones based on the measured R_w and log measurements from the porous zones. The table below lists the measured data by interval, the calculated Sw, and the volume of oil saturated porosity in acre-ft.

Based on the assumption that the pay zone will remain relatively constant over a 10 acre area, the total oil in place is estimated to be about 900,000 barrels of oil per 10 acres. Previous reserve calculations for the other wells drilled in this project were done for 40 acres. It is more realistic to calculate reserves for 10 acres because the well spacing is closer to 10 acres. No attempt was made to evaluate the quality or gravity of the oil in place. No information was available for an expected recovery factor; the estimate is therefore of total oil in place. Calculations for the three pay zones appear in the table below. Because of the excellent porosity and permeability relatively thick mud cake developed, which causes the density porosity to read high and the neutron porosity to read low. Conservative average values between these two log porosity readings were used. Average R_t over the zones were also used, even though there were intervals with much higher R_t. Following are the Resistivity and Porosity Logs for this well that cover the intervals in the table below.

Interval	Thickness	Area	Porosity - Log	R_t (ohms)	S_w	S_o	Acre-Ft Oil Saturated
744-777	33	10 acres	27%	1150.00	2%	98%	87.32
792-801	9	10 acres	30%	200.00	11%	89%	24.03
804-807	3	10 acres	19%	275.00	20%	80%	4.56
Total							115.91

$S_w = (F \times R_w)/R_t$ $F = 0.81/Ø^2$(ss) $R_w = 2.47$

Total oil in place/10 acres = acre ft X (7758.37 barrels/ acre-ft) = **899,273 barrels oil**


Top
Tensleep SS